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                                                                   EXHIBIT 10.9

                DESCRIPTION OF BONUS PLAN FOR SENIOR EXECUTIVES

     Effective August 6, 1997, the Compensation Committee of the Board of Directors of Unitrin, Inc. adopted a bonus plan for certain senior executives of Unitrin and its subsidiaries (the "Bonus Plan"). The Bonus Plan covers executive officers of Unitrin, Inc., the President of the Property and Casualty Insurance Group, the President of the Life and Health Insurance Group, the President of the Home Service Division of United Insurance Company of America and the President of Fireside Thrift Co. The Bonus Plan is not set forth in a formal document.

     Under the Bonus Plan, participants are eligible for annual bonuses of up to 50% of their base salaries (or 68.3%, in the case of the Chairman and Chief Executive Officer), consisting of a formula component and a discretionary component. Formula components for participants with "line" responsibilities reward such participants based on growth in operating earnings of the business units they oversee (and additionally, based on bad debt experience in the case of Fireside Thrift's President). Formula components for participants with "staff" responsibilities reward such participants based on growth in earnings per share from operations. The formula components for the Chairman and Chief Executive Officer take all of the foregoing factors into account. Discretionary components, if any, will be based on the Compensation Committee's subjective evaluation of the individual's overall job performance.